Exhibit 5.1

June 25, 2013

[BNYM Letterhead]

The Bank of New York Mellon Corporation,

    One Wall Street,

        New York, NY 10286.

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the filing on the date hereof with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”) under the Securities Act of 1933, as amended (the “Act”) by The Bank of New York Mellon Corporation, a Delaware corporation (the “Corporation”), under the Act, of 10,000,000 shares of its common stock, par value $0.01 per share (the “Shares”), that may be offered and sold by the Corporation from time to time under The Bank of New York Mellon Corporation Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”).

I have acted as counsel for the Corporation in connection with the proposed issue and sale of the Shares. I, or those attorneys acting under my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and records and have made such investigation of fact and such examination of law as I, or they, have deemed appropriate in order to enable me to render the opinions set forth herein. In conducting such investigation, I, or they, relied, without independent verification, upon certificates of officers of the Corporation, public officials and other appropriate persons.

The opinions expressed herein are limited to the Federal laws of the United States and the laws of the State of Delaware, and I do not express any opinion herein concerning any other laws.

Based upon and subject to the foregoing, I am of the opinion that, when the Registration Statement has become effective under the Act, when the terms of the Shares and of their issuance and sale have been duly authorized and established in conformity with the Corporation’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and when the Shares have been duly issued and sold as contemplated by the Registration Statement and a duly authorized sale agreement of the Corporation, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, the Shares will be validly issued, fully paid and nonassessable.

The Bank of New York Mellon Corporation	-2-

I consent to your filing this opinion as an exhibit to the Registration Statement and to the use of my name therein and in the related Prospectus under the caption “Legal Matters.” By giving such consent, I do not hereby admit that I am within the category of persons whose consents are required under Section 7 of the Act.

Very truly yours,

/s/ Craig T. Beazer

Craig T. Beazer

Chief Securities Counsel